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Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INFORMATION SERVICES GROUP, INC.

        Information Services Group, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Corporation"), by its Chairman of the Board and Chief Executive Officer, hereby certifies as follows:

        1.     The name of the corporation is "Information Services Group, Inc."

        2.     The Corporation's original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 20, 2006.

        3.     This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

        4.     This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware ("GCL").

        5.     The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

        FIRST: The name of the corporation is "Information Services Group, Inc."

        SECOND: The address of the Corporation's registered office in Delaware is 2711 Centerville Road, Suite 400, Wilmington (New Castle County), Delaware 19808. Corporation Service Company is the Corporation's registered agent at that address.

        THIRD: Subject to the last sentence of Section (C) of Article SIXTH, the purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.

        FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 110,000,000 of which 100,000,000 shares shall be Common Stock of the par value of $.001 per share and 10,000,000 shares shall be Preferred Stock of the par value of $.001 per share.

          A.    Preferred Stock.    The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

          B.    Common Stock.    Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

        FIFTH: The Board of Directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. Upon the filing of this

Certificate of Incorporation, the Chairman of the Board of Directors shall become a Class III director for a term expiring at the Corporation's third Annual Meeting of Stockholders. The Class III director shall then appoint additional Class I, Class II and Class III directors, as necessary. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

        SIXTH: The following provisions (A) through (D) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any "Business Combination," and may not be amended during the "Acquisition Period" without the unanimous consent of our stockholders. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction or a combination of the foregoing, of one or more domestic or international operating businesses which have an aggregate fair market value equal to at least 80% of the Corporation's net assets at the time of such acquisition (all of the Corporation's assets, including the funds held in the Trust Fund (as defined below) other than the deferred underwriting discount, less the Corporation's liabilities). The "Acquisition Period" shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation's initial public offering ("IPO") up to and including the first to occur of (a) a Business Combination or (b) the Termination Date (defined below).

          A.    Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 20% or more of the IPO Shares exercise their conversion rights described in paragraph B below.

          B.    In the event that a Business Combination is approved in accordance with the above paragraph (A) and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the IPO ("IPO Shares") who voted shares against the Business Combination (the "Convertible Shares") may, contemporaneous with such vote, demand that the Corporation convert such Convertible Shares into cash. If so demanded, the Corporation shall, as soon as reasonably practicable after consummation of the Business Combination, convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon (but net of (x) income taxes payable on the interest income on the Trust Fund and (y) any interest earned on the Trust Fund and released to the Corporation to fund working capital requirements), calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares. "Trust Fund" shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO is deposited.

          C.    In the event that the Corporation does not consummate a Business Combination by the expiration of the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the "Termination Date"), the Corporations's Board of Directors shall adopt, within 15 days after the Termination Date, a resolution finding the dissolution of the Corporation advisable and provide notices to the Corporation's stockholders as required by § 275(a) of the GCL as soon as reasonably practicable thereafter. From and after the Termination Date, our corporate purposes and powers shall immediately thereupon be limited to acts and activities relating to dissolving and winding up the affairs of the Corporation, including liquidation, and the Corporation shall not engage in any other business activities.

          D.    A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event such holder demands conversion of such holder's shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund. In addition, up to $3,000,000 of the interest earned on the Trust Fund (net of taxes payable on this interest) may be released to the Corporation to cover a portion of the Corporation's operating expenses.

        SEVENTH: The Board of Directors shall have the power to make, alter or repeal the by-laws of the Corporation.

        EIGHTH: The election of the Board of Directors need not be by written ballot.

        NINTH: The Corporation shall indemnify to the fullest extent permitted by §145 of the GCL as amended from time to time each person that such section grants the Corporation the power to indemnify. Expenses (including attorneys' fees) incurred by an indemnified person in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such indemnified person may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such indemnified person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

        TENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except that such director may be liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under §174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit.

        ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under §291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under §279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

        TWELFTH: The Corporation elects not to be governed by §203 of the GCL.

        IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by Michael Connors, its Chairman of the Board and Chief Executive Officer, as of the 29th day of January, 2007.

/s/ MICHAEL CONNORS Michael P. Connors Chairman of the Board and Chief Executive Officer

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FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF INFORMATION SERVICES GROUP, INC.